Exhibit 21.1

Subsidiaries of Loma Negra C.I.A.S.A.

Entity	Jurisdiction of Incorporation/Organization

Cofesur S.A.U.	Argentina

Ferrosur Roca S.A.	Argentina

Recycomb S.A.U.	Argentina

Yguazú Cementos S.A.	Paraguay